Exhibit 1

A public limited company with Management Board and Supervisory Board

(Société Anonyme à Directoire et Conseil de Surveillance)
having a capital of €4,673,372,922

Registered office : 36/38, avenue Kléber 75116 PARIS

CR No. 403 210 032 PARIS

ARTICLES OF ASSOCIATION

Updated on 25th April 2002

     The Articles of association in English is a translation of the French “Statuts” for information purposes. This translation is qualified in its entirety by reference to the “Statuts”.

Article 1 – Legal Form
     By virtue of a resolution of the General Meeting of 21 April 2000, the Company has the legal form of a public limited company with a Management Board and a Supervisory Board (société anonyme à directoire et conseil de surveillance), governed by the laws and regulations in force and, in particular, the French Trade Code, as well as by these articles of association.

Article 2 – Name
     The name of the Company is :

     VIVENDI ENVIRONNEMENT

     In all deeds and documents issued by the Company in relation to third parties, this name must be preceded or followed immediately by the words « a public limited company with a Management Board and a Supervisory Board » (société anonyme à directoire et conseil de surveillance) and the amount of the Company’s share capital.

Article 3 – Object
     The object of the Company, directly or indirectly, in France and in all other countries, is:

—	carrying on, for private, business and public customers, all service activities relating to the environment and, more particularly, to water, sewage, energy, transport, cleaning, etc.
—	acquiring, taking over and exploiting all patents, licences, trade marks and designs relating directly or indirectly to its business activity.
—	acquiring interests in existing or future companies through shares, bonds and other securities, whether by subscription, purchase, contribution, exchange or any other means, the Company retaining the right to assign such interests
—	and, in general, all commercial, industrial and financial operations and all operations connected with real or movable property, relating directly or indirectly to the above-mentioned object.

Article 4 – Registered office
     The registered office of the Company is at 36/38, avenue Kléber, PARIS 755116.

     The registered office may be transferred to another location in the same French département or in an adjacent département by a simple decision of the Supervisory Board, subject to ratification of the said decision by the next Ordinary General Meeting of Shareholders, or to any other location by a resolution of an Extraordinary General Meeting of Shareholders, subject to the provisions of the laws in force.

Article 5 – Term
     The term of the Company is 99 years with effect from the date of its entry in the Trade and Companies Register, save in the event of an extension or earlier dissolution.

Article 6 – Changes in share capital
     The capital, which was originally fixed at FRF 250 000 Francs, was raised to €15 million on 9 April 1999.

     On the occasion of the Extraordinary General Meeting of 23 December 1999, the capital was increased by :

     —  €973 279 888, raising it from €15 000 000 to €988 279 888 through the creation of 161 674 400 new B shares with a par value of €6.02 each, fully paid up, the 1 000 000 old shares with a par value of €15 each constituting the A shares.

     —  €632 570 000, raising it from €988 279 888 to €1 620 849 888 through the creation of 207 400 000 new C shares with a par value of €3.05 each, fully paid up.

     —  €1 357 595 051.94, raising it from €1 620 849 888 to €2 978 444 939.94 through the creation of €284 611 122 new D shares with a par value of €4.77 each, fully paid up.

     On the occasion of this same Extraordinary General Meeting, the capital was decreased by :

     —  €10 500 000, bringing it down from €2 978 444 939.94 to €2 967 944 939.94, by reducing the par value of the A shares from €15 to €4.50.

     —  €245 745 088, bringing it down from €2 967 944 939.94 to €2 722 199 851.94, by reducing the par value of the B shares from €6.02 to €4.50.

     —  €76 845 002.94, bringing it down from €2 722 199 851.94 to €2 645 354 849, by reducing the par value of the D shares from €4.77 to €4.50.

     Finally, on the occasion of this same Extraordinary General Meeting, the capital was increased by €300 730 000, raising it from €2 645 354 849 to €2 946 084 849, by raising the par value of the C shares from €3.05 to €4.50.

     On the occasion of the Extraordinary General Meeting of 26 May 2000, the capital was reduced by €4.50 through the cancellation of one share in order to permit the restructuring of the share capital, which was decreased to €2 946 084 844.50, divided into 654 685 521 shares with a par value of €4.50 each.

     On 16 June 2000, following a further restructuring, the capital consisted of 218 228 507 shares with a par value of €13.5 each.

     On 19 July 2000, the Management Board decided to issue 127 946 448 shares with a total par value of €1 727 277 048.

     On 8 April 2002, the Management Board acknowledged the issue of 817 new shares and the correlative increase in the Company’s share capital to €4,673,372,922. These new shares were issued following the exercise of the subscription right attached to 5,719 share warrants issued by the Company according to a decision by the Management Board on 10 December 2001 made in agreement with the authorisation granted by the combined general meeting on 21 June 2000.

Article 7 – Share capital
     The capital is set at the sum of €4,673,372,922, divided into 346,175,772 shares of a nominal value of €13.50 each.

Article 8 – Paying up of shares
     The shares are issued and paid up in accordance with the provisions of the law.

Article 9 – Form of shares

A)	When the shares are fully paid up, they may be in registered or bearer form, at the discretion of the shareholder, subject to any contrary provision of the laws and regulations in force. Until the shares are fully paid up, they must be in registered form.
The shares are entered in the Company’s books or with an approved intermediary, in accordance with the conditions and modalities laid down by law.
In order to identify bearer shares, the Company shall have the right, subject to the provisions of the law and the regulations and subject to the penalties laid down by the Trade Code, to request any organisation or third party to provide whatever information may be needed to identify owners of Company securities conferring immediately or eventually the right to vote in its meetings of shareholders and, in particular, the number of securities held by each of them.

In the case of registered securities giving immediate or subsequent access to the capital, intermediaries registered under the conditions laid down by the Trade Code are obliged to disclose the identities of the owners of these securities, at any time on request by the Company or its representative. Failure by securities holders or intermediaries to comply with their obligation to disclose this information may, under the conditions laid down by the law, entail the suspension or removal of the voting right and of the right to payment of the dividend attached to the shares.

B)	Furthermore, any person, whether acting alone or in concert, who comes to own or ceases to own, directly or indirectly, a fraction – of the capital or voting rights or of securities giving eventual access to the capital of the Company – equal to or greater than 0.5% or a multiple of this fraction, shall be required to notify the Company by registered letter with acknowledgement of delivery, within a period of fifteen days from the date on which one of these thresholds is crossed, of the total number of shares, voting rights or securities giving eventual access to the capital, which the said person possesses alone, directly or indirectly or in concert.
Intermediaries registered as shareholders in accordance with the third paragraph of Article L.228-1 of the Trade Code are obliged, without prejudice to the shareholders’ obligations, to make the declarations specified in this article for all securities for which they are registered.
Failure to comply with the foregoing provisions shall be penalised by the removal of the voting right of the share or related rights in excess of the undeclared fraction and this shall continue to apply for every Shareholders’ Meeting held up to the end of a period of two years from the date on which the aforesaid notification is duly made, where the application of such a penalty is requested by one or more shareholders holding at least 0.5 % of the capital of the Company. Such a request shall be noted in the minutes of the General Meeting.

Article 10 – Assignment and transfer of shares
     The shares shall be freely negotiable, unless otherwise provided in the laws or regulations.

     The transfer of shares, whether gratuitously or for a consideration, shall be effected, whatever their form, by a transfer from one account to another, in accordance with the modalities laid down by law.

Article 11 – Rights and obligations attaching to shares

1 –	Each share shall confer the right to a portion of the profits or capital proportional to the amount of the capital which it represents and shall confer the right to vote and be represented in the General Meetings, in accordance with the conditions laid down by the law and these Articles of Association.
Every shareholder shall have the right to be informed about the course of the Company’s business and to have certain business documents communicated at the times and subject to the conditions laid down by the law and these Articles of Association.
2–	The shareholders shall be liable for losses only to the extent of their contributions to the share capital.
Unless otherwise provided by the law or these Articles of Association, no majority can impose an increase in their commitments. In the event of any change of ownership, the rights and obligations attaching to a share are transferred to the new owner.
Possession of a share automatically implies full adherence to the resolutions of the General Meeting and to these Articles of Association.
3 –	Whenever it is necessary to be in possession of a certain number of shares in order to exercise some right in the event of an exchange, restructuring or allocation of shares, or in the event of an increase or decrease in capital, a merger or any other operation, shareholders in possession of a number of shares lower than the number required to exercise such rights may exercise the said rights only if they themselves obtain the required number of shares.

Article 12 – Supervisory board
     The Supervisory Board shall consist of a minimum of three and a maximum of eighteen members, save for any temporary derogation from this rule in the event of a merger.

     The members shall be appointed from among the shareholders by the Ordinary General Meeting, whether natural persons or legal entities, and may be dismissed by them at any time.

     Each member of the Supervisory Board must own at least 750 shares in the Company. This provision does not apply to any employee shareholders appointed as members of the Supervisory Board in accordance with the provisions of the Trade Code.

     The members of the Supervisory Board shall be appointed for a term of four years, expiring at the end of the Ordinary General Meeting of Shareholders held in the year in which the mandate expires after having voted on the annual accounts for that year. They may be re-elected.

     At the end of each Annual General Meeting, no more than one third of the members of the Supervisory Board in office may be over the age limit laid down by law at the closure of the accounts for the financial year on which the Meeting has voted. If this number is exceeded, the oldest members shall be deemed to have resigned automatically at the end of the said Meeting.

     The provisions relating to the age limit are applicable to the permanent representatives of the legal entities which are members of the Board.

     If one or more seats fall vacant due to death or resignation, then, provided that the number of members is not less than three, the Supervisory Board may make provisional appointments during the period between two General Meetings. The provisional appointments made by the Supervisory Board shall then be subject to ratification by the next Ordinary General Meeting.

Article 13 – Task of the supervisory board
     The task of the Supervisory Board is to exercise control at all times over the management of the Company by the Management Board, in accordance with the conditions laid down by the law. The Supervisory Board may carry out such checks and controls as it sees fit at any time during the year and may require the communication of any documents it considers necessary for the fulfilment of its task.

     In addition, the Supervisory Board may authorise the Management Board to carry out the operations referred to in Article 17, for which its prior consent is necessary.

     The Supervisory Board may decide to establish committees to study questions submitted for their attention by the Supervisory Board or its Chairman. It shall determine the membership, the powers and, where applicable, the remuneration of such committees, which shall conduct their activities at its responsibility.

Article 14 – Organisation of the supervisory board
     The Board shall elect, from among the natural persons who are members, a Chairman and a Vice-Chairman, who shall be responsible for convening meetings and directing deliberations. The Supervisory Board shall fix the term of office of the Chairman and the Vice-Chairman, which shall not exceed that of their mandate as members of the Supervisory Board.

     The Board shall appoint a Secretary, who need not be a member or a shareholder.

     The Supervisory Board shall meet as often as the interests of the Company may require.

     Meetings of the Board shall be convened by the Chairman or the Vice-Chairman by any means of communication, including orally. The meeting shall take place at the registered office of the Company or at any other place indicated in the invitation.

     An attendance list shall be taken and signed by the members of the Supervisory Board who are present at the meeting.

     At least half of the members must be present for the Board to have a quorum.

     Decisions shall be taken by a majority vote of the members present or represented. Each member present or represented shall have one vote and each member present may cast no more than one vote by proxy, however given. In the event of a tie, the Chairman of the meeting shall have the casting vote.

     For the purpose of calculating the quorum and the majority, members shall be deemed to be present if they take part in the Meeting by video conference, telephone conference or any other method recognised by the laws in force.

     The deliberations of the Supervisory Board shall be recorded in minutes, kept in a special book at the registered office of the Company.

Article 15 – Remuneration of the members of the supervisory board
     The General Meeting may allocate to the members of the Supervisory Board a remuneration for their activity in the form of a fixed annual sum for their attendance, the amount of which shall remain unchanged until a new resolution is passed by the General Meeting.

     The Supervisory Board may divide the total sum allocated among the members at its discretion.

      The remuneration of the Chairman and the Vice-Chairman shall be determined by the Board.

     The Board may allocate exceptional remuneration for tasks or mandates entrusted to its members. Such exceptional remuneration shall be subject to the provisions of Article 19 below.

Article 16 – Management board
     The Company shall be run by a Management Board consisting of a minimum of two members and a maximum of seven.

      The members of the Management Board need not be shareholders. They must be natural persons.

     The members of the Management Board shall be appointed for a term of four years by the Supervisory Board, which shall designate one of them as Chairman and shall determine their remuneration.

     If a seat falls vacant, the Supervisory Board must, within two months of the occurrence of the vacany, either simply take note of the vacancy or fill it.

     Any member of the Management Board may be re-elected. Any member of the Management Board may be dismissed by the General Meeting at the proposal of the Supervisory Board.

      The Chairman of the Management Board shall represent the Company in its relations with third parties.

     The Supervisory Board may appoint, from among the members of the Management Board, one or more General Managers with power to represent the Company vis-à-vis third parties.

     The functions of the members of the Management Board shall cease, at latest, at the end of the General Meeting called to approve the accounts for the financial year in which the member reaches the age limit fixed by law.

Article 17 – Powers and obligations of the management board
     The Management Board shall be vested with the most extensive powers to act in the name of the Company in all circumstance vis-à-vis third parties, within the limits of the object of the Company and subject to the powers expressly attributed by the law to the Supervisory Board and to the Shareholders’ Meetings.

     The members of the Management Board may, with the authorisation of the Supervisory Board, divide up the management tasks among them. However, such a division shall in no way relieve the Board of the obligation to meet and deliberate on the main questions relating to the management of the Company or of the duty of supervision incumbent on every member of the Board and the joint and several liability stemming therefrom.

     The Management Board may charge one or more of its members or any selected outsider with such special tasks, permanent or temporary, as it may determine and delegate to them, with or without the right to subdelegate, such powers as it sees fit for one or more specific objects.

     The Supervisory Board may authorise the Management Board to grant sureties, endorsements or guarantees in the name of the Company up to a certain limit to be fixed by the Supervisory Board. The duration of such an authorisation shall not exceed one year, irrespective of the duration of the commitment secured, endorsed or guaranteed. The Management Board may be authorised to give unlimited sureties, endorsements or guarantees to the tax and customs departments in the name of the Company.

     The Supervisory Board may authorise the Management Board to assign real estate by category, to assign participating interests wholly or in part, and to give sureties, within such limits as it may fix for each type of operation. The authorisation of the Supervisory Board is required for any operation which exceeds such a fixed limit.

     In addition, the Management Board may not engage in any of the following acts without the prior authorisation of the Supervisory Board :

–	any operation which could substantially affect the scope of activity of the Company
–	admission of the Company’s securities to negotiation on a regulated market
–	any commitment of investments or acquisition of interests in excess of the limits fixed by the Supervisory Board
–	issuance of transferable securities of any kind requiring the authorisation of the Extraordinary General Meeting of Shareholders taken by virtue of Article 225-129 III of the Commercial Code
–	issuance of debenture bonds, as provided for in Articles L.213-5 of the Monetary and Finance Code (Code Monétaire et Financier), and L.228-38 et seq of the Commercial Code (Code de Commerce), or non-debenture bonds, for a duration or a sum in excess of those determined by the Supervisory Board
–	issuance of stock option plans for the shares of the Company
–	signature of any agreement or transaction or the acceptance of any compromise in excess of the amounts fixed by the Supervisory Board
–	signature of any project for a merger, division or partial transfer of assets in excess of the limits laid down by the Supervisory Board.

     If the Supervisory Board withholds the authorisation needed for an operation, the Management Board may submit the question to the General Meeting of Shareholders which may, in turn, grant the authorisation.

Article 18 – Organisation of the management board
     The Management Board shall meet as often as the interest of the Company may require. Meetings shall be convened by the Chairman or by at least half of the members. The meeting shall be held at the registered office of the Company or at any other place indicated in the invitation. Invitations may be issued by any means of communication, including orally.

     Where necessary, the Management Board shall appoint a Secretary, who need not be a member.

     The Management Board requires a quorum of at least half the members in order to deliberate. If there are only two members, both must be present.

     Decisions shall be taken by a majority vote. Proxy voting is not permitted. In the event of a tie, the Chairman of the Management Board – or if he is absent or unable to attend, the person he designates to chair the meeting –shall have the casting vote.

     For the purpose of calculating the quorum and the majority, members shall be deemed to be present if they take part in the Meeting by video conference, telephone conference or any other method recognised by the laws in force.

     The deliberations of the Management Board shall be recorded in minutes signed by the Chairman, though failure to complete this formality shall not invalidate the decisions taken.

     The minutes shall be entered in a special book. Copies or extracts of the minutes shall be certified as true copies by the Chairman of the Management Board, by a member, by the Secretary or by any other person designated by the Board.

Article 19 – Agreements between the company and a member of the management board or the supervisory board
     Any agreement concluded directly or via an intermediary between the Company and a member of the Management Board or Supervisory Board, a shareholder owning more than 5% of the voting rights or, in the case of a corporate shareholder, the controlling company thereof, as defined by Article L. 223-3 of the Trade Code, is subject to the formalities specified in Articles L. 225-86 and L. 225-88 of the Trade Code. The same applies to agreements in which any of these persons has an indirect interest and agreements concluded between the Company and another firm, if a member of the Management Board or Supervisory Board is the owner, a shareholder with indefinite liability, the chief executive, a director, a supervisory board member or, generally, an executive of this firm.

     The above provisions do not apply to agreements covering routine operations concluded under normal conditions, which are subject to the formalities specified in Article L. 225-87 of the Trade Code.

Article 20 – Auditors
      The statutory Auditor or Auditors shall be appointed and carry out their task in accordance with the law.

Article 21 – General meetings

1 –	The collective decisions of the shareholders shall be taken in Ordinary, Extraordinary, Special or Mixed General Meetings, depending on the nature of the resolutions they are called on to pass.
2 –	General Meetings shall be convened and shall deliberate in accordance with the conditions laid down by law. They shall be held at the registered office of the Company or at any other place indicated in the invitation.
3 –	The right to take part in Meetings is subject :
	–	in the case of the owners of registered shares, to entry of the shareholder in the Company’s books ;
	–	in the case of owners of bearer shares, to dispatch of a certificate of entry issued by a bank, financial institution or a stock exchange company to the place indicated in the invitation.
The time limit for the completion of these formalities is two days prior to the date of the holding of the Meeting. This time limit may be reduced by a decision of the Management Board.
4 –	The officers of the Meeting shall certify the accuracy of the attendance sheet duly signed by the shareholders and proxies present, to which will be annexed the powers granted to each proxy and, where applicable, the postal voting forms.
Shareholders may send their proxy forms and postal ballot forms for any general meeting either in paper form or, by decision of the Management Board published in the meeting notice or summons notice, by remote transmission under the conditions specified in the said notice. In the event of a decision by the Management Board to use such remote communication systems, published in the meeting notice or the summons notice, shareholders taking part in the general meeting via videoconferencing or telecommunications systems enabling them to be identified under the conditions laid down by the law and regulations will be deemed to be present for the calculation of the quorum and the majority.
5 –	Meetings shall be chaired by the Chairman of the Supervisory Board or, in his absence, by the Vice-Chairman of the Supervisory Board, or by any other person they may elect.
The officers of the Meeting shall be the Chairman, appointed in the manner indicated above, and two tellers. The Chairman shall designate a secretary, who need not be a shareholder.
6 –

The deliberations shall be recorded in minutes, signed by the officers of the Meeting and entered in a special book in accordance with the conditions laid down by law. Copies and extracts of the minutes shall be duly certified under the conditions laid down by the law.

Article 22 – Financial year
     The financial year shall begin on 1 January and end on 31 December.

Article 23 – Allocation and distribution of profits
     The profit available for distribution shall consist of the net profit for the year, less previous losses and the various deductions provided for by the law, plus profits carried forward.

     The General Meeting may resolve, at the proposal of the Management Board, to distribute sums drawn on the reserves at its free disposal, expressly indicating the reserve headings from which the drawings have been made.

     After approving the accounts and taking note of the existence of sums available for distribution (including profits available for distribution and the sums drawn on the reserves referred to above), the General Meeting shall resolve to distribute them, wholly or in part, to the shareholders as dividends, to allocate them to the reserves, or to carry them forward.

     The General Meeting shall have the power to grant the shareholders an option to receive all or part of the dividend made available for distribution or advances against dividends in the form of cash or scrip, in accordance with the conditions laid down by law.

     The Management Board shall have the power to distribute advances on dividends prior to the approval of the annual accounts, in accordance with the conditions laid down by the law.

Article 24 – Winding up – Liquidation
     At the end of the life of the Company or in the event of earlier winding up, the General Meeting shall determine the method of liquidation and shall appoint and determine the powers of one or more liquidators, who shall discharge their functions in accordance with the law.

Article 25 – Disputes
     Any dispute which may arise during the life of the Company, or after winding up during the course of the liquidation operations, whether between the shareholders, the bodies responsible for management or administration, and the Company, or between the shareholders themselves in relation to business matters or the execution of the provisions of these Articles of Association, shall be referred to the jurisdiction of the competent courts.